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                                                                    EXHIBIT 99.1
NEWS RELEASE
                                                [LOGO]
                                                NEXTEL COMMUNICATIONS, INC.
                                                2001 Edmund Halley Drive
                                                Reston, VA  20191
                                                703 433-4000
For Immediate Release
                                                                      CONTACTS:
                                       INVESTORS:  PAUL BLALOCK  (703) 433-4300
                                               MEDIA:  BEN BANTA (703) 433-4700

                      NEXTEL RECEIVES GOVERNMENT AGREEMENT
                           TO PURSUE NEXTWAVE SPECTRUM

RESTON, Va. - August 11, 1999 - Nextel Communications, Inc. (NASDAQ: NXTL) today announced that it had reached agreement with the United States Department of Justice and the Federal Communications Commission, and received their endorsement of Nextel's contemplated plan to obtain the spectrum that currently is entangled in the NextWave Personal Communications, Inc., voluntary bankruptcy proceedings.

Nextel views the pursuit of a resolution of the NextWave bankruptcy proceedings, which will provide Nextel with additional spectrum, as a positive step for all stakeholders and a particularly attractive opportunity for Nextel to apply its substantial experience in constructing and operating nationwide wireless network services. Nextel is uniquely positioned to facilitate a reorganization of the NextWave debtors. Such a reorganization will provide assured value to the FCC, the creditor constituencies and other stakeholders, which could be far superior to the continued delay and uncertainty associated with the ongoing adversarial proceedings in the bankruptcy and appellate courts. Nextel considers such a reorganization of the NextWave debtors to be in the public interest. Additionally, Nextel intends to work with other interested parties to structure a workable plan and attain a satisfactory and speedy resolution of NextWave bankruptcy proceedings.

Nextel believes that its existing spectrum position is ample to meet the needs of its current business plan. Access to the NextWave spectrum would allow Nextel greater flexibility in the pursuit of new strategic initiatives and in the deployment of future generations of wireless and telecommunications services.

The spectrum at issue covers areas of the United States where approximately 165 million people live, and consists of so-called "C-Block" licenses covering 63 Basic Trading Areas (BTAs), as well as "D, E, and F Block" licenses covering 32 BTAs. Most of the licensed markets were not constructed by NextWave prior to the commencement of the bankruptcy proceedings, and this spectrum has been largely unutilized in the two and one-half years since it was awarded to NextWave.

NextWave sought protection by commencing a voluntary bankruptcy proceeding under Chapter 11 in June 1998, after failing to make required payments to the FCC for the personal communications services licenses that NextWave had been awarded in the spectrum auction proceedings conducted in 1996. The bankruptcy proceedings currently are pending in the United States Bankruptcy Court for the Southern District of New York.


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Nextel already has been in contact with appropriate representatives of the creditor and equity groups of NextWave to explore Nextel's potential role as the sponsor of a consensual reorganization of the NextWave Debtors. Nextel has not yet reached agreement with the parties and cannot predict whether or when it will do so. Any such plan of reorganization that may ultimately be reached would remain subject to conditions to its successful implementation, including the normal bankruptcy court plan consideration and confirmation process and the receipt of necessary regulatory approvals.

Nextel Communications, based in Reston, Virginia, is the leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network covering thousands of communities across the United States. The Nextel National Network currently serves approximately 3.6 million business subscribers offering a communications tool with digital cellular service including an innovative speakerphone feature, text and numeric messaging services and Nextel Direct Connect (SM) - an instant digital two-way radio feature. Nextel and Nextel Partners, Inc., currently serve 92 of the top 100 U.S. markets. Nextel International has wireless operations and investments in Canada, Mexico, Argentina, the Philippines, Peru, Japan and Shanghai, China. Please visit our website at http://www.nextel.com.

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